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                                                                     EXHIBIT 4.1


                         AMENDMENT DATED APRIL 15, 1999
                                       TO
                                ARIS CORPORATION
                             1997 STOCK OPTION PLAN


         The ARIS Corporation 1997 Stock Option Plan (the "Plan") is hereby amended as follows:

         1.       Section 4 of the Plan is amended to read as follows:

                  4.       STOCK.

                  The Plan Administrator is authorized to grant Options to acquire up to a total of Two Million, Two Hundred Twenty Five Thousand (2,225,000) shares of the Company's authorized but unissued, or reacquired, Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. If any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 3 of this Plan.

         The date of the adoption of such amendment by the Board of Directors of the Company is April 15, 1999.

         The date of the approval of such amendment by the shareholders of the Company is May 24, 1999.






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